EXHIBIT 4.03



                                  DR. DESIGN, INC.
                             1991 STOCK OPTION PLAN


         1. DESCRIPTION OF PLAN. This is the 1991 Stock Option Plan, dated August 10, 1991 (the "Plan"), of Dr. Design, Inc., a California corporation (the "Company"). Under this Plan, certain key employees, non-employee directors and consultants with important business relationships with the Company, or any present or future subsidiary of the Company, may be granted Options ("Options") to purchase shares of the common stock of the Company ("Common Stock") . A person who is granted an Option is referred to as an "Optionee". For purposes of this Plan, the term "subsidiary" shall have the same meaning as "subsidiary corporation" as such term is defined in Section 425(f) of the Internal Revenue Code of 1986, as amended (the "Code"), where the Company is the "employer corporation". It is intended that the Options under this Plan will either qualify for treatment as incentive stock Options under Section 422A of the Code and be designated "Qualified Stock Options" or not qualify for such treatment and be designated "Non-Qualified Stock Options."

         2. PURPOSE OF PLAN. The purpose of the Plan is to provide additional incentives to certain key employees and other persons that will enable them to purchase Common Stock of the Company and thereby share and directly benefit from the Company's growth, development and financial success. In this way, the Plan will allow the Company to attract and retain key employees and other persons and encourage them to remain in the Company's service.

         3. ADMINISTRATION. The Plan shall be administered by a committee (the "Committee") to be composed of not less than 2 members of the Board of Directors of the Company ("Board"), who are not eligible for selection as Optionees under the Plan. Members of the Committee shall be appointed, both initially and as vacancies occur, by the Board, to serve at the pleasure of the Board. The entire Board may serve as the Committee, if by the terms of this Plan all Board members are otherwise eligible to serve on the Committee. The Committee shall meet at such times and places as it determines, but at least once a year after the Company's fiscal year end. A majority of its members shall constitute a quorum, and the decision of a majority of those present at any meeting at which a quorum is present shall constitute the decision of the Committee. A memorandum signed by all of its members shall constitute the decision of the Committee without the necessity of holding an actual meeting.

         The Committee is authorized and empowered to administer the Plan and, subject to the Plan (i) to select the Optionees, to specify the number of shares of Common Stock with respect to which Options are granted to each Optionee, to specify the Option Price (as defined in Section 8) and the terms of the Options and in general to grant Options; (ii) to specify whether the Options granted will be for Class A - Voting or Class B - Non-voting Stock; (iii) to determine the dates upon which Options shall be granted and the terms and conditions thereof in a manner consistent with this Plan, which terms and conditions need not be identical as to the various Options granted; (iv) to determine which Options are to be Qualified Stock Options and Non-Qualified Stock Options; (v) to interpret the Plan; (vi) to prescribe, amend and rescind rules relating to the Plan; (vii) to determine the rights and obligations of Optionees under the Plan; and (viii) to accelerate the Vesting Schedule and/or the time during which an Option may be exercised, notwithstanding the provisions in the Option Agreement (as defined in Section 7) stating the time during which it may be exercised.

         The above matters are not exclusive, and the Committee and/or the Board shall have the authority to determine any other matters incident to the administration of this Plan. The Board, and not the Committee, is authorized and empowered to determine whether any shares of Common Stock subject to repurchase by the Company or its nominees as provided in Section 16 will be actually repurchased by the Company. The interpretation and construction by the Committee of any provision of the Plan or of any Option granted under it shall be final. No member of the Committee or the Board shall be liable for any action or determination made in good faith with respect to this Plan or any Option granted under this Plan.

         4. SHARES SUBJECT TO THE PLAN. The aggregate amount of Common Stock which may be purchased pursuant to Options granted under this Plan shall be One Million (1,000,000) shares of the Company's authorized but unissued or reacquired Common Stock, subject to adjustment as provided in Section 18 to reflect all stock splits, stock dividends or similar capital changes. If any Option shall expire or terminate for any reason without having been exercised in full, and/or if the Company repurchases any shares of Common Stock as provided herein, such unexercised shares and reacquired shares shall be available for granting additional Options under the Plan.

         5. ELIGIBILITY. The persons who shall be eligible to receive grants of Qualified Stock Options under this Plan shall be the key employees of the Company or any of its subsidiaries, and those directors of the Company who are also key employees, but who are not members of the Committee. The persons who shall be eligible to receive grants of Non-Qualified Stock Options under this Plan shall be the key employees of the Company or any of its subsidiaries, any director of the Company, whether or not he or she is an employee of the Company (provided that he or she is not a member of the Committee), and consultants or advisers with important business relationships with the Company (provided that substantial bona fide services shall have been rendered to the Company by such advisers or consultants and such services shall not have been in connection with the offer and sale of securities in a capital raising transaction).

         The Committee shall have the right in its sole discretion to determine who is a "key employee" of the Company. The selection of Optionees and the criteria used to select Optionees shall also be within the sole discretion of the Committee. An Optionee who is granted in writing a leave of absence by the Board shall be deemed to have remained in the employ of the Company during such leave of absence for purposes of this Plan.

         Notwithstanding the foregoing, members of the Committee shall be ineligible for selection as participants in the Plan during their service on the Committee. More than one Option may be granted to any one Optionee. However, pursuant to Section 422A(d) of the Code, for Qualified Stock Options, no more than $100,000 of market value Common Stock (determined at time of granting the Option) plus a carryover amount, if applicable, can be granted to an Optionee in any one calendar year. Any portion of an Option that exceeds such amount shall be treated and deemed a Non-Qualified Stock Option.

         6 . TIME OF GRANTING OPTIONS. The date of grant of an Option shall, for all purposes, be the date when the Committee determines to grant an Option. Notice of the determination shall be given to each Optionee to whom an Option is granted within a reasonable time after the date of such grant.

         7. OPTION AGREEMENT. Each Option granted under this Plan shall be evidenced by a written stock Option agreement ("Option Agreement") executed by the Company and the Optionee. Each Option Agreement shall, among other things,
(a) specify the number of shares of Common Stock granted to an Optionee and the purchase price per share, (b) designate whether the Options will be for Class A
- Voting or

Class B - Non-voting Common Stock, (c) contain each of the provisions and agreements of this Plan specifically required to be contained therein, (d)
indicate whether such Option is to be a Qualified Stock Option or a Non-Qualified Stock Option, and if a Qualified Stock Option shall contain terms and conditions permitting such Option to qualify for treatment as an incentive stock Option under Section 422A of the Code, (e) contain the agreement of the Optionee to resell to the Company any Common Stock issued pursuant to the exercise of Options granted under this Plan pursuant to the Company's repurchase rights and/or rights of first refusal as provided in Sections 16 and 17 below,
(f) specify the Vesting Schedule and Vesting Start Date (as described in Section 9 below), and (g) contain such other terms and conditions as the Committee deems desirable and which are not inconsistent with this Plan. The granting of an Option or the execution of an Option Agreement shall not require the Optionee to exercise such Option.

         8. OPTION PRICE. Except as provided in Section 18 or Section 19, the purchase price per share (the "Option Price") of Common Stock underlying each Option shall be determined by the Committee, but shall not be less than 85% of the fair market value of such shares on the date the Option is granted. With respect to any Qualified Stock Option, the Option Price shall not be less than 100% of the fair market value of such shares on the date the Qualified Stock Option is granted; provided, however, that if the Optionee is a 10-percent shareholder of the Company (as defined in Section 422A(b) (6) of the Code) at the time such Qualified Stock Option is granted, the Option Price shall not be less than 110% of the fair market value. The fair market value shall be determined in good faith by the Committee or the Board in its sole discretion.

         9. VESTING REQUIREMENTS. There shall be a vesting schedule ("Vesting Schedule") for all Options granted under this Plan. The Committee shall determine, in its sole discretion, the Vesting Schedule that shall apply to each Option granted under this Plan. The Vesting Schedule shall be based on a specified time period, certain performance or milestone goals, or such other criteria or factors selected by the Committee in its sole discretion.

         The Vesting Schedules may differ among the Options granted under this Plan; in other words, the Committee shall have the right, in its sole discretion, to designate different Vesting Schedules for different Optionees, and different Vesting Schedules for various Options granted to the same Optionee. In addition, the Committee has the right, in its sole discretion, to specify Vesting Schedules for certain Optionees consistent with or to accommodate vesting commitments that have been previously made and authorized by the Board subject to the adOption of this Plan, as embodied in the corporate minutes and records of the Company.

         The Vesting Schedule applied to each Option shall be set forth in the Option Agreement. Each Option Agreement shall specify a Vesting Start Date, which shall be determined by the Committee in its sole discretion. The Vesting Start Date is the beginning date from which the Vesting Schedule shall be calculated.

         The Vesting Schedule is basically a time period or other criteria during which Options and shares of Common Stock issued to Optionees shall vest. An Optionee shall have the right to exercise all or any portion of an Option at any time after it is granted. However, the Vesting Schedule shall determine the manner in which the unexercised portion of an Option and/or shares of Common Stock issued to an Optionee upon exercise of an Option shall vest.

         The basic purpose of the Vesting Schedule is to determine the rights of an Optionee and the Company as to Options and/or issued shares of Common Stock upon an Optionee's termination or cessation of work for the Company. Specifically, upon an Optionee's termination or cessation of work for the Company as described in Section 12 below and in the Option Agreement, the Vesting Schedule shall apply as follows: any unexercised and unvested Options shall lapse and be forfeited by the Optionee upon the termination date. As to any vested Options, an Optionee shall have the right to exercise the remaining unexercised portion of a vested Option during the applicable Window Period (defined in Section 12 below). With respect to any issued and vested shares held by an Optionee at the termination date, that Optionee cannot sell or otherwise transfer the vested shares without first giving the Company the opportunity to exercise its Right of First Refusal under Section 17 of this Plan. In addition, as to any issued but unvested shares held by an Optionee at the termination date, the Company shall have the right to repurchase the unvested shares from the Optionee pursuant to Section 16 below.

         For example, assume that an Option for 1,000 shares is granted on October 1, 1991. The Committee determines that the Vesting Schedule for this Option shall be as follows: the Option or shares will fully vest in four (4) years from the Vesting Start Date. The Vesting Start Date is January 1, 1990, the date the Optionee was hired by the Company. According to this Vesting Schedule, no portion of an Option or shares issued under an Option shall vest before the one (1) year anniversary of the Vesting Start Date ("Holding Period). Upon the one (1) year anniversary of the Vesting Start Date (or expiration of the Holding Period), twenty-five percent (25%) of the Option or shares shall be deemed vested. Thereafter, the Option or shares shall vest at twenty-five percent (25%) for every subsequent year. In addition, after the first year, a pro rata portion of the annual twenty-five percent (25%) vesting shall be deemed to vest each month.

         Under the above example, on October 1, 1991, the date the Option was granted, the Optionee may exercise all or any portion of the Option since an Optionee has the right to purchase any shares under an Option at any time. An Optionee's ability to exercise an Option is not conditioned on whether the Option is vested or nonvested. Assume that Optionee purchases two hundred fifty
(250) shares under the Option in 1991, and is terminated by the Company on December 31, 1992. On December 31, 1992, only fifty percent (50%) of the Option or shares shall be deemed vested, since twenty-five percent (25%) vested as of January 1, 1991 (the expiration of the Holding Period), and twenty-five percent (25%) vested for the year 1991.

         As a result, upon such termination, the two hundred fifty (250) shares previously purchased and issued to Optionee are vested shares, subject to the Company's Right of First Refusal in the event Optionee proposes to transfer or sell such shares. Since fifty percent (50%) or five hundred (500) shares of the Option are deemed vested as of the termination date, and two hundred fifty (250) shares have already been issued, Optionee has the right during the sixty (60) day Window Period specified in Section 12(b) of this Plan to purchase the remaining two hundred fifty (250) vested shares. If Optionee does not purchase the vested portion of the Option (250 shares) within the Window Period, then the Option shall automatically terminate upon the expiration of the Window Period.

         Using the same example above, assume that Optionee had purchased seven hundred fifty (750) shares under the Option before he/she was terminated. Since only fifty percent (50%) or five hundred (500) shares will be deemed vested as of the termination date, five hundred (500) of the issued shares shall be vested and two hundred fifty (250) of the issued shares shall be non-vested. In such event, the Company has the right to repurchase the two hundred fifty (250) unvested shares at the Option Price pursuant to Section 16 of this Plan, and the other five hundred (500) vested shares may be transferred by the Optionee subject to the Company's Right of First Refusal under Section 17 of this Plan. Since there is no remaining unexercised portion of the Option that is deemed vested as of the termination date, Optionee may not purchase any additional shares during a Window Period or after termination.

         The above examples are only for informational purposes. The application of each Option will depend upon the specific provisions of the Vesting Schedule for each Option.

         10. EXERCISE OF OPTIONS. Subject to all other provisions of this Plan, each Option shall be exercisable for the full number of shares of Common Stock specified in the grant and in the Option Agreement, or any part thereof, at any time after the Option is granted. However, an Optionee shall not exercise any Option, or part thereof, more frequently than once per calendar quarter; the preceding limitation shall not apply if the Common Stock becomes publicly traded upon an initial public offering of its securities pursuant to a registration statement filed by the Company under the Securities Act of 1933, as amended.

         No Option can be exercised after its termination date or after it is terminated pursuant to Section 12. Each Option shall terminate and expire, and shall no longer be subject to exercise, as the Committee may determine in granting such Option, but in no event later than ten (10) calendar years from the date the Option is granted. An Option can be exercised only by the Optionee to whom it is granted during his/her lifetime. After the death of an Optionee, the vested portion of the Option may be exercised, prior to its termination as provided in Section 12 below, only by his/her legal representative, legatee or heir who acquired the right to exercise the Option.

         11. METHOD OF EXERCISING OPTIONS. An Option shall be exercised by the Optionee by delivering to the Company before the Option expires or terminates a written notice specifying the number of shares to be purchased. The Optionee's written notice must be accompanied by (a) payment of the full Option Price for the number of shares to be purchased in cash, by check or such other lawful consideration (including promissory notes or the assignment and transfer by the Optionee to the Company of outstanding shares of Common Stock previously held by the Optionee in a manner intended to comply with the provisions of Rule 16b-3 under the Securities and Exchange Act of 1934) as the Committee may approve in its sole discretion, (b) upon the Company's request, a letter or written statement from the Optionee in form and substance acceptable to the Company setting forth the investment intent and other representations of the Optionee, and (c) upon the Company's request, payment in cash or check of any taxes that the Company is required to withhold or collect as further discussed in Section 21.

         12.   TERMINATION  OF  OPTIONS.   Any  portion  of  an Option  that has
vested pursuant to the terms of an Option Agreement shall immediately terminate upon the first to occur of any of the following events:

               (a) the expiration or termination date specified in the Option Agreement;

               (b) the expiration of sixty (60) days from the date of an Optionee's termination or resignation of employment or voluntary leaving the employ of the Company ("Window Period") (other than by reason of death or disability), except if the Optionee is terminated for "Cause', as defined in
Section 16 of this Plan, then the Option terminates upon the termination date;

               (c) the expiration of six (6) months from the date of an Optionee's termination or other cessation of employment ("Window Period") due to that Optionee having become disabled within the meaning of Section 22(e)(3) of the Code;

               (d) the expiration of twelve (12) months from the date of an Optionee's death ("Window Period") if his/her death occurs while being employed with the Company;

               (e) for Options granted to consultants or other non-employees who become members of the Board, if the Optionee is no longer a member of the Board;

               (f) for Options granted to consultants or third parties who perform substantial bona fide services to the Company, if the Optionee has not provided services to the Company as an independent contractor, consultant or advisor for a period of time determined by the Committee or the Board in their sole discretion, at the time of granting the Option; and/or

               (g)      the termination of an Option pursuant to Section 18.

         In addition to the above events, all Qualified Stock Options shall terminate no later than ten (10) years from the date the Option is granted, or no later than five (5) years from the date the Option is granted for Options granted to Optionees who own more than ten percent (10%) of the total combined voting power of all classes of the Company's stock at the time the Option is granted (as defined in Section 422A(b)(6) of the Code).

         Upon the termination of an Optionee for any reason or upon the happening of any of the events in subparagraphs (e), (f) or (g) above, all unexercised and unvested portions of an Option shall automatically lapse and shall not be entitled to be exercised at any further time. All unexercised and vested Options, or parts thereof, that are not exercised during a Window Period or prior to termination as provided above shall be forfeited by an Optionee and shall not be exercised after the Window Period or termination date, as the case may be. Upon such termination, all issued but unvested shares of Common Stock owned by an Optionee shall be subject to being repurchased by the Company at the Option Price pursuant to Section 16 of this Plan. In addition, upon such termination, all issued and vested shares of Common Stock owned by an Optionee shall only be subject to the Company's Right of First Refusal set forth in
Section 17 of this Plan.

         13. ADDITIONAL REQUIREMENTS FOR QUALIFIED STOCK OPTIONS. Subject to the other provisions of this Plan, all Optionees who are granted Qualified Stock Options must satisfy all the following requirements in order to receive the tax benefits of an incentive stock Option under the Code:

               (a) the Optionee must be continuously employed by the Company from the time the Option is granted until at least three (3) months before it is exercised (twelve (12) months if the Optionee is disabled within the meaning of Section 22(e)(3) of the Code);

               (b) the  Optionee  must hold the Common  Stock until at least two
(2) years  after the Option is granted  and one (1) year after it is  exercised;
and

               (c) the Optionee cannot exercise a current Qualified Stock Option while there is outstanding another Qualified Stock Option that was previously granted to the Optionee that has not been fully exercised.

         A Qualified Stock Option issued to an Optionee who fails to meet all of the three (3) requirements above is subject to being treated and taxed as a Non-Qualified Stock Option.

         14. ISSUANCE OF COMMON STOCK. Notwithstanding anything to the contrary contained herein, the Company shall not be obligated to grant any Option under this Plan or to sell or issue any Common Stock pursuant to any Option or Option Agreement, unless the grant or sale is effectively registered or qualified, or exempt from registration or qualification under all applicable state and/or federal laws or rulings and regulations of any governmental regulatory body. Prior to the execution of an Option Agreement and/or issuance of the Common Stock, the Company shall have the right to require an Optionee to deliver to the Company written investment representations or other warranties deemed necessary or advisable by the Company to comply with the requirements of any exemption from such registration or other qualification of such shares.

         The required representations and warranties may include without limitation representations and agreements that each Optionee (a) is purchasing such shares for investment and for his/her own account, and not with any present intention of selling or otherwise disposing of such shares; (b) has a pre-existing personal or business relationship with the Company or its officers or directors, or has sufficient business or financial experience to evaluate the risks involved in purchasing the Common Stock; (c) agrees to have a legend placed upon the face or reverse of any certificates evidencing such shares that restrict the transfer of such shares; and/or (d) agrees to such other matters as the Company requires or deems advisable.

         15. NONTRANSFERABILITY. Unless otherwise provided in the Option Agreement, an Optionee shall not sell, assign, encumber, transfer or permit a levy or attachment on all or any part of his/her Qualified Stock Options or Non-Qualified Stock Options and/or any shares of Common Stock purchased thereunder to any person or entity at any time. The Option Agreement may, in some instances, provide that certain Options granted hereunder and/or shares of Common Stock previously issued to Optionee may be transferable by will or by the laws of descent and distribution upon the death of an Optionee/shareholder, and/or any Non-Qualified Stock Options may be transferable or assignable subject to the Company's Right of First Refusal to purchase the Common Stock prior to such transfer or assignment as provided in Section 17 below.

         The Option Agreement may also provide that an Optionee or shareholder holding Non-Qualified Stock Options or shares of Common Stock purchased under Non-Qualified Stock Options may have the right, with prior written notice to the Company, to transfer or assign such Options or shares of Common Stock to his/her spouse, children or a living trust for the benefit of their family, provided the Optionee/shareholder or his or her spouse is the sole trustee of the trust and the sole beneficiaries of the trust shall be the Optionee/shareholder, his or her spouse and/or their children, and further provided that any such transferee shall agree in writing to be bound by all the provisions of this Plan and the Option Agreement as a condition precedent to the transfer and receipt of the shares of Common Stock. In addition, in the event the Company's Common Stock is publicly traded, there will be additional restrictions imposed on the sale or transfer of Common Stock pursuant to Rule 144 of the Securities and Exchange Commission and other applicable laws, rules or regulations.

         16. REPURCHASE OF STOCK. Upon the termination of an Optionee as an employee, independent contractor or consultant of the Company for "Cause" (as defined below), the Company and its assignees shall have the right, in their sole discretion, to repurchase ("Repurchase Right") some or all of any vested and/or unvested shares of Common Stock previously issued to an Optionee upon exercise of any Option ("Repurchase Shares"). Pursuant to Section 12 of this Plan, all unexercised portions of an Option, vested or non-vested, shall automatically lapse upon termination of an Optionee for "Cause". The Company shall exercise its Repurchase Right within sixty (60) days after the date the Optionee is terminated for "Cause" by paying to the Optionee in cash an amount per share equal to the Option Price.

         In addition to the above the Repurchase Right upon termination for "Cause", the Company shall also have a repurchase right as to all or any portion of issued shares that are unvested as of the termination date. In other words, if an Optionee is terminated or ceases to work for the Company for any reason, and has previously purchased shares of Common Stock that have not vested as of the termination date, then the Company shall have the right to repurchase ("Repurchase Right") some or all of the issued and unvested shares of Common Stock ("Unvested Shares") at the Option Price. The Company shall exercise its Repurchase Right for the Unvested Shares within sixty (60) days after the termination date by paying to the Optionee in cash an amount per share equal to the Option Price.

         Upon termination for "Cause", or other termination whereby Optionee has Unvested Shares, the Optionee shall surrender and deliver to the Company the stock certificates for the Repurchase Shares and the Unvested Shares. Any new, substituted or additional securities or other property distributed with respect to the Repurchase Shares or Unvested Shares as a result of any stock split, recapitalization or adjustment under Section 18 below shall also be held by the Company until it decides whether to exercise its Repurchase Right. Any regular cash dividends on the Repurchase Shares or Unvested Shares shall be paid directly to the Optionee and shall not be held by the Company. The Repurchase Shares or Unvested Shares and any other assets or securities associated therewith shall be released to and retained by the Company and its assignees upon exercise of the Repurchase Right, or shall be released to the Optionee upon expiration of the sixty (60) day period if the Company has not exercised its Repurchase Right as to all of the Repurchase Shares or Unvested Shares.

         The Company shall exercise its Repurchase Right by delivering to the Optionee a written notice and paying the Option Price for the Repurchase Shares or Unvested Shares within the sixty (60) day period. In the event the Company does not exercise its Repurchase Right as provided herein, or exercises its Repurchase Right as to some but not all of the Repurchase Shares or Unvested Shares, the remaining Repurchase Shares and/or Unvested Shares shall still be subject to the Company's Right of First Refusal pursuant to Section 17 of this Plan.

         The term "Cause" shall mean (a) willful misconduct, gross negligence, theft, fraud or embezzlement; (b) alcoholism or illegal drug addiction, that the Board or Committee has reasonably determined causes the Optionee to be unable to perform his/her duties and responsibilities for the Company; and/or (c) the unauthorized use, disclosure or misappropriation, or attempt thereof, of any confidential information or trade secrets of the Company or any subsidiary thereof.

         17. RIGHT OF FIRST REFUSAL. The Company shall have a right of first refusal over all Options and all Common Stock issued upon the exercise of Options ("Right of First Refusal"). If an Optionee desires at any time to sell or otherwise transfer all or any part of vested Options, vested shares of Common Stock previously issued to Optionee, and/or Unvested Shares that the Company does not elect to repurchase under Section 16, as the case may be, then prior to any such sale or transfer, the Optionee shall give the Company the right to purchase the vested Options, the vested shares of Common Stock and/or the Unvested Shares that have not been repurchased pursuant to the same terms and conditions specified in a bona fide written offer from a third party or entity that wishes to purchase the same from Optionee. The Company shall exercise its Right of First Refusal pursuant to the terms contained in the Option Agreement. The Company's Right of First Refusal shall terminate upon the consummation of the sale of securities pursuant to a registration statement filed by the Company under the Securities Act of 1933, as amended, in connection with an initial underwritten offering of its securities to the general public.

         18. RECAPITALIZATION, REORGANIZATION, MERGER OR CONSOLIDATION. Subject to any required shareholder action or approval, if the outstanding shares of Common Stock of the Company are increased, decreased or exchanged for different securities through a reorganization, merger, consolidation, recapitalization, reclassification, stock split, stock dividend or like capital adjustment, a proportionate adjustment shall be made (a) in the aggregate number of shares of Common Stock which may be purchased pursuant to the exercise of Options as provided in Section 4 hereof, and (b) in the number, price, and kind of shares subject to any outstanding Option granted under this Plan. Subject to any required shareholder action or approval, if the Company is the surviving corporation in any merger or consolidation, each outstanding Option shall survive and is exercisable pursuant to the terms of this Plan.

         Upon the dissolution or liquidation of the Company or upon any reorganization, merger or consolidation in which the Company does not survive, this Plan and each outstanding Option shall terminate subject to the following provisions. In such event: (a) each Optionee who is not tendered an Option by the surviving corporation in accordance with all of the terms of provision (b) immediately below or who does not accept any such substituted Option which is so tendered, shall have the right until 30 days before the effective date of such dissolution, liquidation, reorganization, merger or consolidation in which the Company is not the surviving corporation, to exercise, in whole or in part, any unexpired and vested Option or Options issued to him/her which the Optionee is then capable of exercising pursuant to the provisions of the Option and of Sections 10 and 11 above; provided, however, that should the Board so elect in its sole and absolute discretion all Optionees may be given upon at least 30 days notice (x) the Option to exercise, in whole or in part, any unexpired Option, without regard to the Vesting Schedule requirements if the Board accelerates the vesting period, or (y) the Option to surrender such Option or Options to the Company for a price (which may be payable, in the sole discretion of the Committee, in cash or in securities of the Company or in a combination of both, and at times or in installments determined by the Company in its sole discretion), equal to the difference between the aggregate Option Price of the Option or Options without regard to the installment provisions and the aggregate fair market value (as determined in the manner provided in Section 8 above) of the shares subject to such Option or Options on the date one day before the effective date of such dissolution, liquidation, reorganization, merger or consolidation; or (b) upon at least 30 days notice in its sole and absolute discretion, the surviving corporation may, but shall not be so obligated, tender to any Optionee an Option or Options to purchase shares of the surviving corporation, and such new Option or Options shall contain such terms and provisions as shall be required to substantially preserve the rights and benefits of any Option then outstanding under the Plan.

         To the extent that the foregoing adjustments relate to stock or securities of the Company, such adjustments shall be made by the Board, whose determination in that respect shall be final, binding and conclusive. There shall be no pre-emptive rights regarding the Common Stock and/or any other privileges granting to Optionees/shareholders the right to maintain their percentage ownership in the Company upon the issuance of additional shares of Common Stock or any other change in capital structure. In other words, except as expressly provided above in this Section 18, an Optionee shall have no rights by reason of any subdivision or consolidation of shares of stock of any class or the payment of any stock dividend or any other increase or decrease in the number of shares of stock of any class, and the number or price of shares of Common Stock subject to any Option shall not be affected by, and no adjustment shall be made by reason of, any dissolution, liquidation, reorganization, merger or consolidation, or any issuance by the Company of shares of stock of any class, or rights to purchase or subscribe for stock of any class, or securities convertible into shares of stock of any class.

         The grant of an Option under this Plan shall not affect in any way the right or power of the Company to make adjustments, reclassifications or changes in its capital or business structures or to merge, consolidate, dissolve, liquidate, sell or transfer all or any part of its business or assets.

         19. SUBSTITUTE OPTIONS. If the Company at any time should succeed to the business of another corporation through a merger or consolidation, or through the acquisition or stock or assets of such corporation, Options may be granted under this Plan to Option holders of such corporation or its subsidiaries, in substitution for Options to purchase stock of such corporation held by them at the time of succession. The Board, in its sole and absolute discretion, shall determine the extent to which such substitute Options shall be granted (if at all), the person or persons to receive such substitute Options (who need not be all Option holders of such corporation), the number of Options to be received by each such person, the Option Price of such Option (which may be determined without regard to Section 8 hereof) and the terms and conditions of such substitute Options.

         Provided, however, that the Option Price of each such substituted Option which is a Qualified Stock Option shall be an amount such that, in the sole and absolute judgment of the Board (and in compliance with Section 425(a) of the Code), the economic benefit provided by such Option is not greater than the economic benefit represented by the Option in the acquired corporation as of the date of the Company's acquisition of such corporation. Notwithstanding anything to the contrary herein, no Option shall be granted, nor any action taken, permitted or omitted, which would cause this Plan, or any Options granted hereunder as to which Rule 16b-3 under the Securities Exchange Act of 1934, as amended, may apply, not to comply with such Rule.

         20. RIGHTS AS A SHAREHOLDER. An Optionee shall have no rights as a shareholder of the Company with respect to any shares covered by an Option until the Option Price is fully paid for the shares that are exercised under an Option. Within thirty (30) days of receipt of the Option Price, the Company shall issue and deliver to the Optionee the stock certificate for the shares purchased. No adjustment shall be made for dividends (ordinary or extraordinary, whether in cash, securities or other property) or distributions or other rights for which the record date is prior to the date the Option Price is received by the Company, except as expressly provided in Section 18.

         21. WITHHOLDING OF TAXES. The Company or any applicable subsidiary or parent may deduct and withhold from the wages, salary, bonus or other income paid by the Company or such subsidiary or parent to the Optionee the requisite tax upon the amount of taxable income, if any, recognized by the Optionee due to the exercise of any part of an Option or the permitted sale of Common Stock issued to an Optionee under this Plan, all as may be required from time to time under any federal or state tax laws and regulations. This withholding of tax shall be made from the Company's (or such subsidiary's or parent's) concurrent or next payment of wages, salary, bonus or other income to the Optionee or by payment to the Company (or such subsidiary or parent) by the Optionee of the required withholding tax, as determined by the Committee.

         22. EFFECTIVENESS AND TERMINATION OF PLAN. This Plan shall be effective on the date set forth on Page 1 above ("Effective Date") since that is the date when this Plan was adopted by the Board and approved by the shareholders of the Company. No Option shall be granted under this Plan on or after that date which is ten (10) years from the Effective Date. This Plan shall terminate when all shares of Common Stock which may be issued hereunder have been so issued or ten
(10) years from the Effective Date, whichever is earlier. The Board, however, may in its sole discretion terminate this Plan at any time. No such termination, other than as provided for in Section 18, shall in any way affect any outstanding Option.

         23. AMENDMENT OF PLAN. The Board shall have the right to amend this Plan in its sole discretion, subject to approval of the shareholders. With the consent of each Optionee affected, the Board may also make such changes in the terms and conditions of granted Options as it deems advisable. Such amendments and changes shall include without limitation acceleration of the time at which an Option may be vested.

         The Board,  however,  may not, without the approval of the shareholders
(a) increase the maximum number of shares subject to Qualified Stock Options, except pursuant to Section 18, (b) decrease the Option Price requirement contained in Section 8 (except as contemplated by Section 19), (c) change the designation of the class of employees eligible to receive Qualified Stock Options, (d) modify the limits set forth in Section 5 regarding the value of Common Stock for which any Optionee may be granted Qualified Stock Options, unless the provisions of Section 422A(d) of the Code are likewise modified, or
(e) in any manner materially increase the benefits accruing to participants under this Plan, or otherwise modify this Plan such that it fails to meet the requirements of Rule 16b-3 of the Securities and Exchange Commission for the exemption of the acquisition, cancellation, expiration or surrender of Options from the operation of Section 16(b) of the Securities Exchange Act of 1934.

         24. NOT AN EMPLOYMENT AGREEMENT. Nothing contained in this Plan or in any Option Agreement shall confer on any Optionee any guaranty, right or vested interest to be continued in the employ of the Company or one of its subsidiaries or limit the ability of the Company or any of its subsidiaries to terminate, with or without cause, in its sole discretion, the employment of any Optionee.

         25. GOVERNING LAW. This Plan and any Option granted pursuant to this Plan shall be construed and enforced under the laws of the State of California.

         26. ARBITRATION. All Optionees, shareholders and the Company shall attempt to resolve any dispute regarding this Plan in an amicable fashion. Any unresolved disputes regarding this Plan or the administration thereof shall be submitted to binding arbitration in San Diego, California, to be conducted in accordance with the rules of the American Arbitration Association ("AAA").

         Any dispute shall be submitted to an arbitration panel consisting of three (3) members, one of whom shall be selected by the Company, one of whom shall be selected by the Optionee/shareholder, and one of whom shall be selected by the other two arbitrators. All arbitrators must have at least five (5) years experience in the computer electronic industry and/or the legal aspects pertaining to such industry. The parties shall be entitled to all rights and privileges to conduct discovery (i.e. interrogatories, production of documents, depositions, exchange of witnesses, and subpoenas), the right to have oral testimony at the arbitration hearing, and other rights as provided in the
California  Code  of  Civil  Procedure.   After  discovery  is  concluded,   the
arbitrators shall hold a hearing in accordance with the AAA rules. The arbitration shall be governed under California law. The decision of a majority of the arbitrators shall control. The order or award of the arbitrators shall be final and shall be enforced in any court of competent jurisdiction. The prevailing party in the arbitration shall be entitled to recover from the other party its attorney's fees and costs incurred.

         27. APPLICATION OF FUNDS. The proceeds received by the Company from the sale of Common Stock pursuant to Options may be used for any corporate purpose. The Board shall determine, in its sole discretion, how to use or apply such funds or proceeds.


         28. ENTIRE PLAN. This is the entire Stock Option Plan of the Company and supersedes all prior or contemporaneous discussions, representations or agreements, whether oral or written. This Plan cannot be modified or amended except by the Board and/or the shareholders as provided above.

         29. VALIDITY. If any provision of this Plan is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions shall remain in full force and effect, and the invalid provisions shall be revised to reflect the intent of the Company regarding the subject matter thereof.